Exhibit 99.1
Horizon Offshore to Present at
Lehman Brothers CEO Energy/Power Conference
HOUSTON, September 1, 2006 – Horizon Offshore, Inc. (NASDAQ/NM: HOFF) plans to make a presentation to the investment community at the Lehman Brothers CEO Energy/Power Conference in New York City. The presentation is scheduled for 11:45 a.m. Eastern time, Wednesday, September 6, 2006, and will be held at The Waldorf Astoria, located at 301 Park Avenue in New York City. The presentation by David W. Sharp, the Company’s Chief Executive Officer, and by Ronald D. Mogel, the Company’s Chief Financial Officer, will be available via live webcast at http://customer.talkpoint.com/LEHM002/090506a_jw/default.asp?entity=Horizon.
A link to the above address will be available on the investor relations page of the Company’s website at http://www.horizonoffshore.com/. For those not able to view the live webcast, a replay audio webcast will be available through the Company’s website at the link above.
Listeners should go to the site at least fifteen minutes prior to the event to register. (Windows Media Player or Real Player is required)
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

Contact:	Ronald D. Mogel
(713) 243-2753
Horizon Offshore, Inc.